EXHIBIT 8.1

                                 July 6, 2000

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Access One Communications Corp.                    Talk.com, Inc.
3427 NW 55th Street                                12020 Sunrise Valley Drive
Ft. Lauderdale, FL 33309                           Reston, VA 22091
Attn:   Elizabeth Stallings, President       Attn: Aloysius T. Lawn, IV, Executive Vice
                                                   President - General Counsel and Secretary

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  RE: TALK.COM, INC. -- ACQUISITION OF
      ACCESS ONE COMMUNICATIONS CORP.

Dear Sir and Madam:

         You have requested our opinion concerning certain Federal income tax consequences of the acquisition by Talk.com, Inc., a Delaware business corporation ("Talk"), of all of the outstanding capital stock of Access One Communications Corp., a New Jersey business corporation ("Access One"), pursuant to an Agreement and Plan of Merger ("Agreement") dated March 24, 2000, by and among: (i) Talk, (ii) Access One, and (iii) Aladdin Acquisition Corp. ("AA"), a newly formed Delaware business corporation which is wholly owned by Talk, pursuant to which: (a) AA will be merged with and into Access One (the "Merger"), and (b) the capital stock of Access One ("Access One Stock") will be converted into Talk voting common stock ("Talk Common Stock"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as set forth in the Agreement, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officers' Certificates of Talk, AA, and Access One (attached as exhibits hereto) relating to the truth, correctness and completeness of those facts and the facts in the Agreement, including the financial statements and exhibits that are a part thereof, or referred to therein. This opinion is being furnished pursuant to Section 6(b)(xv) of the Agreement, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Agreement.

         In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as

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Elizabeth Stallings
Aloysius T. Lawn, IV
July 6, 2000
Page 2


originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Talk, AA, Access One and others. In particular, we have relied upon certain representations of the managements of Talk, AA and Access One in the Officers' Certificates which are attached hereto.

         In addition to being based on certain representations by Talk, AA and Access One referred to above, our opinions also are based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code")(1), applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the Internal Revenue Service (the "Service"). Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the opinions set forth below.

         Based solely upon the foregoing and provided that the transactions contemplated by the Agreement are consummated in the manner described in the Agreement, we are of the opinion that, under present law, for Federal income tax purposes:

1. The Merger of AA with and into Access One will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code. Talk, AA and Access One each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by AA upon the transfer of its assets to Access One in exchange for Access One Stock and the assumption by Access One of its liabilities, if any. Code Sections 357(a) and 361(a).

3. The tax basis of the AA assets in the hands of Access One will be the same as the tax basis of the assets in the hands of AA immediately prior to the Merger transaction. Code Section 362(b).

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(1)  Unless  otherwise  indicated,  all  section  references  are to sections of the Code.


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Elizabeth Stallings
Aloysius T. Lawn, IV
July 6, 2000
Page 3


4. The holding period of the AA assets received by Access One in the exchange will include the period in which the assets were held by AA. Code Section 1223(2).

5. No gain or loss will be recognized by Access One upon the receipt of property of AA in exchange for Access One Stock. Code Section 1032(a).

6. No gain or loss will be recognized by Talk upon the receipt of Access One Stock in exchange for AA common stock. Code Section 354(a)(1).

7. No gain or loss will be recognized by the shareholders of Access One upon the exchange of their Access One Stock solely for Talk Common Stock (including any fractional shares to which they may be entitled). Code
        Section 354(a)(1).

8. The tax basis of the Talk Common Stock received by the shareholders of Access One in the Reorganization (including any fractional shares to which they may be entitled) will be the same as the tax basis of the Access One Stock surrendered in the exchange. Code Section 358(a)(1).

9. The holding period of the Talk Common Stock received by a shareholder of Access One in the Reorganization (including any fractional shares to which they may be entitled) will include the period during which the Access One Stock surrendered in exchange therefor was held by such Access One shareholder, provided that the Access One Stock surrendered was a capital asset in the hands of such Access One shareholder on the date of the exchange. Code Section 1223(1).

10. The receipt of cash by shareholders of Access One in lieu of fractional shares of Talk Common Stock will be treated as a distribution in redemption of their fractional share interests, subject to the provisions and limitations of Section 302 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116.

        This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to foreign, state and local taxes, Federal or state securities law, or any other foreign, Federal, state or local law not expressly referenced herein.

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Elizabeth Stallings
Aloysius T. Lawn, IV
July 6, 2000
Page 4


         Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

         Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

         We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in, or administrative or judicial interpretations of, these laws.

         We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and may not be reproduced, quoted in whole or in part, referred to in any other context, filed with any governmental agency, or relied upon for any purpose by any other person without our express written consent.

                                    Very truly yours,


                                    /s/ BLANK ROME TENZER GREENBLATT LLP
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                                    BLANK ROME TENZER GREENBLATT LLP